EXHIBIT 6

This agreement to establish a Rule 10b5-1 Selling Plan (this “Selling Plan”), dated June 14, 2024 , between PineBridge Global Emerging Markets Partners II, L.P. (“Seller”), and RBC Wealth Management, a division of RBC Capital Markets, LLC, Member NYSE/FINRA/SIPC (“Broker”).

WHEREAS, Seller desires to enter into this Selling Plan to sell shares of common Stock, [par value $0.0001 per share] (the “Stock”), of Ibex Limited (the “Issuer”) in accordance with the terms set forth on Annex A; and

WHEREAS, Seller desires to engage Broker to effect sales of shares of Stock in accordance with this Selling Plan; NOW, THEREFORE, the Seller and Broker hereby agree as follows:

1.	Broker shall effect all sales (each a “Sale”) of Stock under this Selling Plan in accordance with its terms, including those terms set forth on Annex A.

2.
Seller understands that Broker may not be able to effect a Sale in the event of: (i) a market disruption; (ii) a legal, regulatory or contractual restriction applicable to Issuer or Broker; (iii) the receipt by Broker of written notice from counsel for the Issuer advising it that this Selling Plan is no longer in effect, or alternatively, the Sales to be made under this Selling Plan are suspended until further notice. If any Sale cannot be executed as required by this Selling Plan for any of these reasons, Broker shall effect such Sale as promptly as practical after the cessation or termination of any market disruption, restriction, or suspension described above, or as promptly as possible after receipt of written affirmation of the continuing effect or validity of this Selling Plan or an amended or substituted Selling Plan.

3.
Seller represents and warrants that they are not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) and will continue to act in good faith throughout the duration of the plan and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and Seller has acted, and will continue to act, in good faith with respect to this Selling Plan.

4.
It is the intent of the parties that this Selling Plan comply with the requirements of Rule 10b5-1(c)(1). Seller further represents and warrants that they have had full opportunity to consult with their legal counsel with respect to the validity of this Selling Plan and that they are not relying on Broker for such counsel.

5.
Where applicable, Broker agrees to effect all Sales in accordance with the manner of sale requirements of Rule 144 under the Securities Act of 1933, and in no event shall Broker effect any Sale if such sale would exceed the then applicable volume limitation under Rule 144, assuming that Sales effected by Broker for Seller under this Selling Plan are the only sales subject to that limitation. Seller agrees not to take, and agrees to cause any person or entity with which they would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the Sales not to comply with Rule 144.

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6.	Seller agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act.

7.
Seller agrees to identify to Broker all orders or instructions that will or could result in Sales under this Selling Plan as “Rule 10b5-1 Orders” or “Rule 10b5-1 Instructions” and understands and further agrees that they may not amend, substitute or otherwise alter any such Order or Instruction without the prior written permission of Issuer, which written permission shall be provided to Broker directly from Issuer. Seller further understands and agrees that they bear all legal and regulatory risks associated with any such amendment, substitution or alteration.

8.
Buyer further represents and warrants that they do not have another outstanding (and may not subsequently enter into any additional) contract, instruction or plan that would qualify for the affirmative defense under the amended Rule 10b5-1 for transactions in any class of securities of the issuer on the open market during the same period. This restrictions does not apply to:

a.	plans maintained at the same time, so long as one of them only authorizes qualified sell-to-cover transactions

b.
a series of separate Rule 10b5-1 plans with different broker-dealers or other agents acting on behalf of the person to execute trades of securities held in separate accounts, provided that the contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of Rule 10b5-1(c)(1)

c.
two separate Rule 10b5-1 plans maintained at the same time, so long as trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution

9.
If this plan is a single-trade plan “designed to effect” the open-market purchase or sale of securities as a “single transaction,” the Buyer further represents and warrants that they have not, during the prior 12-month period, adopted another plan that was designed to effect the open-market purchase or sale in a single transaction; and such other contract, instruction, or plan in fact was eligible to receive the affirmative defense.

10.
This Selling Plan shall terminate upon the earlier of (i) notice of termination from the Seller that is sent in compliance with the Issuer’s insider trading policies, (ii) when all shares of Stock subject to this Selling Plan are sold in accordance with Annex A, (iii) when Seller transfers all of the shares of Stock subject to this Selling Plan in a transaction exempt from Issuer’s insider trading policies, such as a pro-rata, in-kind distribution, and Seller agrees to promptly advise Broker upon occurrence of such event, and (iv) when Issuer’s insider trading policies are no longer in effect with respect to Seller, and Seller agrees to promptly advise Broker upon occurrence of such event.

11.	This Selling Plan shall by governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

Seller attests that they are (must select one)

√	A Director and/or a Section 16 officer[1]

o	10b5-1 Plan requires a cooling-off period the later of

—	90 days after the adoption of the Rule 10b5-1 plan or

—
two business days following the disclosure in a periodic report of the issuer’s financial results for the fiscal quarter in which the plan was adopted (but not to exceed 120 days following plan adoption)

A person other than an issuer, director or Section 16 officer[1]

o	10b5-1 Plan requires a 30 day cooling-off period

1 Any officer who is required to file reports under Section 16 of the Exchange Act.

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IN WITNESS WHEREOF, the undersigned have signed this Selling Plan as of the date first written above.

Seller: PineBridge Global Emerging Markets Partners II, L.P.

Signature:	/s/ John Leone

Printed name:	John Leone

Title:	Vice President of PineBridge GEM II G,P., Co., general partner of PineBridge GEM II GP., L.P., sole director of general partner of PineBridge Global Emerging Markets Partners II, L.P.

Date signed:	June 14, 2024

Company representing:

RBC Wealth Management, a division of RBC Capital Markets, LLC:

Signature:	/s/ Jeffery J. Kapala

Name:	Jeffery J. Kapala – Director / Corporated & Executive Services

Date signed:	June 14, 2024

Company acknowledgement:

Company name:	IBEX Limited

Name of officer:	Christy O’Connor

Title:	Chief Legal Officer & Assistant Secretary

Signature:	/s/ Christy O’Connor

Date:	June 14, 2024

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Annex A

[Redacted]

© 2023 RBC Wealth Management, a division of RBC Capital Markets, LLC, registered investment adviser and Member NYSE/FINRA/SIPC.	23-37-01397 _3708 (05/23)